Exhibit 10.9

ASSET PURCHASE AGREEMENT

Dated for reference                     , 2005

Among

SEASPAN CORPORATION

as Purchaser

and

THE PARTIES LISTED ON SCHEDULE 1

as Vendors

and

SEASPAN CONTAINER LINES LIMITED

TABLE OF CONTENTS

1. INTERPRETATION		2

1.1	Definitions	2
1.2	Construction and Interpretation	7
1.3	Business Day	8
1.4	Governing Law	8
1.5	Time of Essence	8
1.6	Schedules	8

2. PURCHASE OF ASSETS		8

2.1	Initial Purchased Assets	8
2.2	Subsequent Purchased Assets	9
2.3	Closing of Initial Assets	9
2.4	Closing of Subsequent Assets	9
2.5	Place of Closing	10
2.6	Assignment and Transfer Documents	10
2.7	Assumption of Time Charters	11
2.8	Excluded Liabilities	11

3. PURCHASE PRICE		12

3.1	Initial Purchase Price	12
3.2	Allocation of Initial Purchase Price	12
3.3	Payment of Initial Purchase Price	12
3.4	Subsequent Purchase Price	13
3.5	Allocation of Subsequent Purchase Price	13
3.6	Payment of the Subsequent Purchase Price	13
3.7	Closing Date Purchase Price Adjustments	14
3.8	Shipyard Deficient Vessel	15
3.9	Rebates Pursuant to Ship Building Contracts	15
3.10	Risk of Loss	16
3.11	Total Loss	16
3.12	Transfer Taxes	16
3.13	Letter of Credit	16

4. REPRESENTATIONS AND WARRANTIES		17

4.1	Representations and Warranties of the Vendors	17
4.2	Representations and Warranties of the Purchaser	19
4.3	Representations and Warranties of SCLL	19

5. PRE-CLOSING MATTERS		20

5.1	Covenants of the Vendors Prior to Closing	20
5.2	Covenants of the Purchaser Prior to Closing	21
5.3	Provisions in Respect of Time Charters and Ship Building Contracts	21

5.4	Delivery of Vessel Sale Agreement	22

6. CONDITIONS OF CLOSING		22

6.1	Conditions of the Purchaser	22
6.2	Conditions of the Vendors	24
6.3	Actions to Satisfy Closing Conditions	25

7. POST-CLOSING COVENANTS		25

7.1	Exercise Under Ship Building Contracts	25
7.2	Post-Delivery Obligations	25
7.3	Covenants of SCLL	26

8. SURVIVAL OF REPRESENTATIONS AND RECOURSE		26

8.1	Survival of Representations, Warranties and Covenants of the Vendors	26
8.2	Survival of Representations, Warranties and Covenants of the Purchaser	27
8.3	Survival of Representations, Warranties and Covenants of SCLL	27
8.4	Reliance	28
8.5	Indemnity by the Vendors	28
8.6	Indemnity by the Purchaser	29
8.7	Indemnity by SCLL	29
8.8	Defence of Third Party Claims	30
8.9	Limitations on Amount	31
8.10	Election	31

9. TERMINATION AND WAIVER		32

9.1	Termination for Failure to Consummate Initial Public Offering	32
9.2	Termination Upon Termination of a Vessel Sale Agreement	32
9.3	Effect of Waiver	32
9.4	Without Prejudice	32

10. MISCELLANEOUS		32

10.1	Notices	32
10.2	Further Assurances	33
10.3	Entire Agreement	34
10.4	Assignment	34
10.5	Waiver and Amendment	34
10.6	Severability	34
10.7	Third Party Beneficiaries	35
10.8	Submission to Jurisdiction	35
10.9	Dispute Resolution	35
10.10	Counterparts	35
10.11	Enurement	36

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference                     , 2005.

BETWEEN:

THE PARTIES LISTED ON SCHEDULE 1

(collectively, the “Vendors” and each a “Vendor”)

AND:

SEASPAN CORPORATION, a corporation formed under the laws of the Marshall Islands

(the “Purchaser”)

AND:

SEASPAN CONTAINER LINES LIMITED, a corporation formed under the laws of the Republic of Cyprus

(“SCLL”)

WHEREAS:

A. Each of the Vendors listed on Schedule 1A (collectively, the “Initial Vendors”) is the registered owner of the vessel set forth opposite that Initial Vendor’s name on Schedule 1A hereto (collectively, the “Delivered Vessels”);

B. Each of the Vendors listed on Schedule 1B (collectively, the “Subsequent Vendors”) is party to a shipbuilding contract for the construction and delivery of the vessel set forth opposite that Subsequent Vendor’s name on Schedule 1B hereto (collectively, the “Outstanding Vessels”);

C. Each Vendor is party to the long-term, fixed-rate time charter set forth opposite that Vendor’s name on Schedule 1C hereto (collectively, the “Time Charters”) with respect to the Delivered Vessel or Outstanding Vessel, as the case may be, also set forth opposite that Vendor’s name on Schedule 1C hereto;

D. The Purchaser wishes to purchase and the Vendors wish to sell and transfer to the Purchaser, or assign to the Purchaser, as the case may be, the Delivered Vessels, the Outstanding Vessels and the Time Charters, together with certain other assets related thereto, all upon and subject to the conditions herein contained; and

E. Each of the Vendors is wholly owned by Seaspan Container Lines Limited.

THIS AGREEMENT WITNESSES that in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question;

“Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event and all general principles of common law and equity;

“Builder” means, in respect of any Vessel, Samsung Heavy Industries Co. Ltd., and any successor or permitted assign thereof;

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in the Republic of Cyprus, Hong Kong, the Province of British Columbia or the Marshall Islands are required to close;

“Change of Control” has, with respect to the Purchaser, the meaning ascribed to such term in the Management Agreement;

“Charter Prepayment” means, with respect to any Initial Vendor, an amount paid by or on behalf of the charterer under that Initial Vendor’s Time Charter in respect of a period of time after the Initial Time of Closing;

“Closing Date” means, in respect of the Initial Assets, the day of the Initial Closing and in respect of any Subsequent Assets the day of the Subsequent Closing of those Subsequent Assets;

“Common Shares” means the Class A common shares in the capital of the Purchaser;

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise;

“Credit Facility” means the US$1,000,000,000 credit facility agreement dated the date hereof between the Purchaser, Citigroup Global Markets Limited, Fortis Capital Corp. and various banks and other financial institutions thereto;

“Default” means a material Event of Default under and as defined in the Credit Facility that is not capable of remedy or, if capable of remedy has not been cured by the Purchaser within the applicable cure period, but excludes any Event of Default that is determined to have been caused by the Manager; for the purposes of this definition, a “material Event of Default” means any Event of Default the effect of which is to prohibit or prevent the Purchaser from (i) paying dividends or (ii) borrowing, pursuant to the Credit Facility, those funds required to complete its obligations under this Agreement;

“Delivered” means, in respect of any Outstanding Vessel, the concurrent delivery by the Subsequent Vendor of that Outstanding Vessel and the Builder thereof, to each other, of a protocol of acceptance and delivery acknowledging, the delivery of that Outstanding Vessel by the Builder, and the acceptance thereof by that Subsequent Vendor;

“Delivered Vessels” has the meaning given to it in the recitals;

“Delivery Date” means, with respect to any Outstanding Vessel, the date that Outstanding Vessel is Delivered to the Subsequent Vendor set out across from that Outstanding Vessel on Schedule 1B hereto;

“Encumbrance” means any mortgage, lien, charge, assignment, adverse claim, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Excluded Assets” means any container lashing gear, lube oils, spares and stores aboard a Vessel;

“Existing Credit Facilities” means the various credit agreements between each of the Vendors and certain financial institutions as listed in Schedule 1.1A;

“Existing Credit Facilities Security” means the encumbrances, mortgages, charges, liens, swap agreements and other security provided pursuant to or in connection with the Existing Credit Facilities;

“Financial Statements” means the financial statements prepared in accordance with GAAP for each Vendor, as of December 31, 2004 and for the year then ended, together with the auditor’s report thereon;

“GAAP” means generally accepted accounting principles consistently applied in the United States of America;

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Indemnified Party” has the meaning given to it in Section 8.8;

“Indemnifier” has the meaning given to it in Section 8.8;

“Indemnity Claim” has the meaning given to it in Section 8.8;

“Initial Assets” has the meaning given to it in Section 2.1;

“Initial Closing” has the meaning given to it in Section 2.3;

“Initial Effective Time” has the meaning given to it in Section 2.3;

“Initial Public Offering” means the initial public offering of the Purchaser’s Class A common shares pursuant to the Purchaser’s Registration Statement on Form F-1;

“Initial Purchase Price” has the meaning given to it in Section 3.1;

“Initial Time of Closing” has the meaning given to it in Section 2.3;

“Initial Vendors” has the meaning given to it in the recitals;

“ISM Code” means the International Safety Management Code of the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention;

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Management Agreement” means a management agreement between, among others, the Company and the Manager;

“Manager” means Seaspan Management Services Limited;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

“Omnibus Agreement” means the omnibus agreement, dated as of the date hereof, between, among others, the Company and the Manager;

“Outstanding Vessels” has the meaning given to it in the recitals;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Permitted Action” means any suit, action, or other proceeding in any way related to or arising out of this Agreement commenced in the courts of British Columbia and all courts having appellate jurisdiction over those courts, by any party to this Agreement against any other party to this Agreement;

“Permitted Encumbrances” means any of the following:

(i)	liens for current taxes or ad valorem taxes not yet due and payable or contested in good faith, if a reserve or other appropriate provision, if any, as may be required by GAAP shall have been made therefor;

(ii)	statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materialsmen, repairers and other similar liens, including maritime liens imposed by law incurred in the ordinary course of business for sums not yet due and payable or contested in good faith;

(iii)	liens for master’s disbursements incurred in the ordinary course of trading and unpaid crew’s wages, including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business;

(iv)	liens incurred in the ordinary course of business arising from vessel chartering, drydocking, maintenance, the furnishing of supplies and bunkers to Vessels, repairs and improvements to Vessels; and

(v)	liens for salvage and general average.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;

“Post-Delivery Obligations” means those obligations of the Vendor under each Ship Building Contract that arise after a Vessel is Delivered and that directly relate to or are associated with the benefits and rights being assigned under Section 2.1(d) and 2.2(d) hereof, including with respect to Article VII (6), Article IX (2), Article IX(3) Article IX(9) and Article XV of the Ship Building Contract.

“Purchased Assets” means, collectively, all of the Initial Assets and all of the Subsequent Assets;

“Purchaser’s Indemnified Persons” has the meaning given to it in Section 8.5;

“Ship Building Contract” means, with respect to each Vendor, the ship building contract with the Builder set forth across from that Vendor’s name on Schedule 1.1B hereto, and “Ship Building Contracts” means all of such contracts;

“Subordinated Shares” means the Class B common shares, par value $0.01 per share, in the capital of the Purchaser;

“Subsequent Assets” has the meaning given to it in Section 2.2;

“Subsequent Closing” has the meaning given to it in Section 2.4;

“Subsequent Closing Time” has the meaning given to it in Section 2.4;

“Subsequent Effective Time” has the meaning given to it in Section 2.4;

“Subsequent Purchase Price” has the meaning given to it in Section 3.4;

“Subsequent Vendors” has the meaning given to it in the recitals;

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Time Charters” has the meaning given to it in the recitals;

“Time of Closing” means in respect of any Initial Asset, the Initial Time of Closing and in respect of any Subsequent Asset, the Subsequent Time of Closing for that Subsequent Asset;

“Total Loss” means in relation to a Vessel

(i)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(ii)	requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire; and

(iii)	requisition for hire, capture, seizure, arrest, detention, or confiscation of that Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority;

“Vendors’ Indemnified Persons” has the meaning given to it in Section 8.6;

“Vendor’s Purchased Assets” means, in respect of an Initial Vendor, that Vendor’s Initial Assets (as described in Section 2.1 hereof) and with respect to a Subsequent Vendor, that Vendor’s Subsequent Assets (as described in Section 2.2 hereof);

“Vessel Sale Agreement” has the meaning given to it in Section 2.6;

“Vessel Warranties” means, in respect of any Vendor, any and all warranties provided to Vendor as purchaser of the Vessel under the relevant Ship Building Contract, including, but not limited to, the “Warranty of Quality” described in Article IX thereof, any extended guarantee rights contained therein and the guarantee by the paint manufacturer with respect to defects in paint and/or application or underwater parts of the Vessel delivered or to be delivered under that Vendor’s Ship Building Contract and any other material warranties in respect of the Vessel; and

“Vessels” means the Delivered Vessels and Outstanding Vessels and “Vessel” means any one of them.

1.2	Construction and Interpretation

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only, do not form a part of this Agreement and will not be used to affect the construction or interpretation of this Agreement. Unless otherwise specified:

(a)	each reference in this Agreement to “Section” and “Schedule” is to a Section of, and a Schedule to, this Agreement;

(b)	each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time;

(c)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(d)	references to time of day or date mean the local time or date in Vancouver, British Columbia;

(e)	all references to amounts of money mean lawful currency of the United States; and

(f)	the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the Parties.

1.3	Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.4	Governing Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are, unless those documents state otherwise, governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia which are deemed to be the proper law of the Agreement.

1.5	Time of Essence

Time is of the essence of this Agreement.

1.6	Schedules

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

Whenever disclosure of any matter is made in any Schedule to this Agreement for the purposes of any representation, warranty or other provision of this Agreement, such disclosure shall be deemed to constitute disclosure in any other Schedule to this Agreement.

2.	PURCHASE OF ASSETS

2.1	Initial Purchased Assets

Each Initial Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from each Initial Vendor for the price and in accordance with and subject to the terms and conditions set forth in this Agreement, the following:

(a)	all of that Initial Vendor’s right, title and interest in and to the Delivered Vessel set out across from that Initial Vendor’s name on Schedule 1A hereto, but excluding the Excluded Assets;

(b)	the Time Charter set out across from that Initial Vendor’s name on Schedule 1C hereto, including, but not limited to the right to receive any and all charter hire payments pursuant thereto accruing on or after the respective Time of Closing, but excluding any rebates or adjustments for charter hire accruing or arising from circumstances existing prior (and not continuing after) to the respective Time of Closing;

(c)	that Initial Vendor’s Vessel Warranties, if any, to the extent assignable, and to the extent not assignable, the right to receive the benefit of that Initial Vendor’s Warranties pursuant to Section 7.1; and

(d)	all rights and benefits under that Initial Vendor’s Ship Building Contract, to the extent assignable, and to the extent not assignable, the right to receive all benefits thereunder pursuant to Section 7.1.

The assets described in subsection 2.1(a) to 2.1(d), but excluding the Excluded Assets, with respect to all of the Initial Vendors, are hereinafter collectively referred to as the “Initial Assets”.

2.2	Subsequent Purchased Assets

Each Subsequent Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from each Subsequent Vendor for the price and in accordance with and subject to the terms and conditions set forth in this Agreement, the following:

(a)	all of that Subsequent Vendor’s right, title and interest in and to the Outstanding Vessel set out across from that Subsequent Vendor’s name on Schedule 1B hereto, but excluding the Excluded Assets;

(b)	the Time Charter set out across from that Subsequent Vendor’s name on Schedule 1C hereto, including, but not limited to the right to receive any and all charter hire payments pursuant to thereto accruing on or after the respective Time of Closing;

(c)	that Subsequent Vendor’s Vessel Warranties, to the extent assignable, and to the extent not assignable, the right to receive the benefit of that Subsequent Vendor’s Warranties pursuant to Section 7.1;

(d)	all rights and benefits under that Subsequent Vendor’s Ship Building Contract, to the extent assignable, and to the extent not assignable, the right to receive all benefits thereunder pursuant to Section 7.1.

The assets described in subsection 2.2(a) to 2.2(d), but excluding the Excluded Assets, with respect to all of the Subsequent Vendors, are hereinafter collectively referred to as the “Subsequent Assets”.

2.3	Closing of Initial Assets

Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, the sale and transfer of all of the Initial Assets and the payment of the Initial Purchase Price shall take place on a date that is within five (5) Business Days of the closing of the Initial Public Offering, or on such other date as may be agreed upon in writing by the Initial Vendors and the Purchaser (the “Initial Time of Closing”) with effect as of 12:01 a.m. on such date (the “Initial Effective Time”). The sale and transfer of the Initial Assets is hereinafter referred to as the “Initial Closing”.

2.4	Closing of Subsequent Assets

Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, the sale and transfer of each Subsequent Vendor’s Purchased Assets and payment of the Subsequent Purchase Price shall take place on a date that is within five (5) Business Days of the Delivery Date for that Subsequent Vendor’s Outstanding Vessel or on such other date as may be agreed upon in writing by that Subsequent Vendor and the Purchaser (the “Subsequent Closing Time”), with effect as of a time to be agreed by the parties on such date (the “Subsequent Effective Time”); provided that if any such sale and transfer of a Subsequent Vendor’s Purchased Assets is scheduled to occur on the Delivery Date, the Time of Closing must be after the registration of the Vessel in the name of the relevant Vendor.

Each sale and transfer of Subsequent Assets is hereinafter referred to as a “Subsequent Closing”.

2.5	Place of Closing

The Initial Closing and each Subsequent Closing shall take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, New York or such other place as may be agreed upon in writing by the applicable Vendor and the Purchaser.

2.6	Assignment and Transfer Documents

(a)	Subject to the terms and conditions hereof, each Vendor will execute and deliver to the Purchaser at or before the applicable Time of Closing of such Vendor’s Purchased Assets, such deeds of conveyance, bills of sale, assignment documents and all other documents as are necessary to validly complete the sale and transfer to the Purchaser of that Vendor’s Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, in form and content reasonably acceptable to the Purchaser and that Vendor.

(b)	Without limiting the generality of (a) above, the purchase of each Vessel pursuant to this Agreement shall be concluded on the basis of the Norwegian Shipbrokers’ Association’s memorandum of agreement for the sale and purchase of ships as adopted by BIMCO in “SALEFORM 1993,” in the form attached as Schedule 2.6 logically amended as appropriate in compliance with this Agreement and including the following other terms (such agreement, the “Vessel Sale Agreement”):

(1)	no deposit shall be paid;

(2)	the Purchaser shall have the right to review the Vessel’s records and classification surveys and inspect the Vessel prior to delivery;

(3)	no drydocking or inspection of underwater parts will be made;

(4)	all items such as bunkers, gas and oil which prior to the applicable Time of Closing, as the case may be, were the property of a charterer, shall remain the property of the charterer;

(5)	all Excluded Assets are or will be the property of the Manager, pursuant to a sale between the Vendor and the Manager;

(6)	the Vessel Sale Agreement may be cancelled by either party if this Agreement is terminated for any reason; and

(7)	the Vessel Sale Agreement shall be terminated if the Ship Building Contract related to the Outstanding Vessel being purchased and sold thereunder is terminated or cancelled for any reason whatsoever.

If there is any inconsistency between the provisions of this Agreement and any Vessel Sale Agreement, the provisions of this Agreement will govern.

2.7	Assumption of Time Charters

Subject to the provisions of this Agreement, the Purchaser will enter into, with effect after the Time of Closing, an assignment and assumption agreement in the applicable form attached as Schedule 2.7 with each Vendor in respect of that Vendor’s Time Charter, under which the Purchaser will assume all liabilities and receive all benefits and rights under the Time Charter accruing after the Time of Closing.

2.8	Excluded Liabilities

The Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any other liabilities or obligations of any Vendor or claims against any Vendor related to any Vendor’s Purchased Assets of any kind whatsoever in respect of the period of time prior to the Time of Closing of, with respect to any particular Vendor, the purchase and sale of that Vendor’s Purchased Assets, including, but not limited to, with respect to each Vendor:

(a)	any such liabilities or obligations of that Vendor incurred or accruing due prior to the Time of Closing of that Vendor’s Purchased Assets, including but not limited to, any claim by a third party arising out of or in connection with the operation of the business of the Vendor or any operating expenses of Vessels on or before the Time of Closing, other than, in the case of an Initial Vendor, the delivery of the services under that Vendor’s Time Charter in respect of which that Vendor has received a Charter Prepayment, the amount of which has been deducted from the Initial Purchase Price;

(b)	all Taxes of or relating to that Vendor or, with respect to any period of time prior to the Time of Closing of that Vendor’s Purchased Assets, that Vendor’s Purchased Assets;

(c)	all such liabilities in respect of indebtedness of that Vendor to all persons;

(d)	all such claims and liabilities relating to that Vendor’s Time Charter or other services provided by that Vendor prior to the Time of Closing of that Vendor’s Purchased Assets;

(e)	any such claims, obligations and liabilities relating to or arising out of the employment of all crew and sea-going employees employed by the Vendor or a sub-contracted party on any of its Vessels, including liabilities secured by the liens described in paragraph (iii) of the definition of Permitted Encumbrances;

(f)	all liabilities which are secured by or relate to any Permitted Encumbrances existing or relating to a period of time prior to the Time of Closing of that Vendor’s Purchased Assets, other than such liabilities that relate to those Vessels previously transferred to the Purchaser and incurred after the relevant Time of Closing of those transferred Vessels;

(g)	any such obligations or liabilities of that Vendor related to any breach or default of any kind by that Vendor existing or relating to a period of time prior to the Time of Closing of that Vendor’s Purchased Assets or arising as a consequence of the transactions contemplated by this Agreement; and

(h)	subject to Section 7.2, any liabilities or obligations of any Vendor under any Ship Building Contract.

Each Vendor shall indemnify and save harmless the Purchaser from and against all such liabilities, debts, obligations and claims in accordance with Section 8.5.

3.	PURCHASE PRICE

3.1	Initial Purchase Price

The aggregate purchase price for the Initial Assets (the “Initial Purchase Price”) is equal to:

(a)	the proceeds (less the underwriting discount and structuring fee) from the sale of 28,570,000 Common Shares in the Initial Public Offering, plus

(b)	the proceeds from the sale of 7,145,000 Subordinated Shares concurrent with the Initial Public Offering, less

(c)	a cash balance of $33.8 million to be retained and used by the Purchaser to pay dividends after the Initial Public Offering and to fund part of the Subsequent Purchase Price, less

(d)	$7.5 million in upfront costs, fees and expenses related to the Credit Facility, less

(e)	fees, costs and expenses of approximately $6 million related to the formation of the Purchaser and the Initial Public Offering, less

(f)	$500,000 to repay loans from SCLL in respect of certain offering expenses; less

(g)	the amount that is allocated to any Initial Vendor, pursuant to Section 3.2, whose Vessel Sale Agreement is terminated prior to the Initial Time of Closing.

3.2	Allocation of Initial Purchase Price

The Initial Vendors and the Purchaser agree to allocate the Initial Purchase Price among the Initial Vendors and among the Initial Assets in accordance with Schedule 3.2 hereto. Each Party will report the sale and purchase of the Initial Assets for all federal, provincial, state and local tax purposes in the form and in a manner consistent with such allocation. Each Party will promptly notify the other if it receives notice that a taxing authority proposes any allocation that is different from the allocation in Schedule 3.2 hereto.

3.3	Payment of Initial Purchase Price

The Initial Purchase Price will be paid by the Purchaser to the Initial Vendors at the Initial Time of Closing by negotiable certified cheque, solicitors trust cheque or by wire transfer of immediately available funds to an account designated in writing by each Initial Vendor, in respect of the amount of the Initial Purchase Price allocated to that Initial Vendor in Schedule 3.2 hereto.

3.4	Subsequent Purchase Price

The Purchaser shall pay each Subsequent Vendor at the applicable Subsequent Time of Closing the amount set out on Schedule 3.4 across from that Subsequent Vendor’s name, for that Subsequent Vendor’s Purchased Assets (each, the “Subsequent Purchase Price”).

3.5	Allocation of Subsequent Purchase Price

Each Subsequent Vendor and the Purchaser agree to allocate the Subsequent Purchase Price among that Subsequent Vendor’s Purchased Assets in accordance with Schedule 3.4 hereof. Each Party will report the sale and purchase of those Subsequent Assets for all federal, provincial, state and local tax purposes in the form and in a manner consistent with such allocation. Each Party will promptly notify the other if it receives notice that a taxing authority proposes any allocation that is different from the allocation in Schedule 3.4 hereto.

3.6	Payment of the Subsequent Purchase Price

Each Subsequent Purchase Price will be paid by the Purchaser to the Subsequent Vendor of the Subsequent Assets in respect of which that Subsequent Purchase Price is payable by negotiable certified cheque, solicitors trust cheque or by wire transfer of immediately available funds to an account designated in writing by that Subsequent Vendor. The Subsequent Vendor shall give the Purchaser written notice prior to the expected Subsequent Closing Time, consistent with the related notice requirements in Article VII, Paragraph 7 of the relevant Ship Building Contract.

Notwithstanding the foregoing and subject to the conditions below, with regard to the Subsequent Purchase Price in respect of the final four Vessels, the Purchaser may, with 30 days prior written notice to the relevant Vendor, elect to issue Common Shares to the relevant Vendor in payment of a portion of the Subsequent Purchase Price provided that (a) the maximum amount of the Subsequent Purchase Price for any Vessel that may be satisfied by the issuance of Common Shares may not exceed the amount set forth opposite the name of the relevant Vessel in the table below; (b) the maximum aggregate amount of the Subsequent Purchase Price for all four such Vessels that may be satisfied by the issuance of Common Shares may not exceed $100 million; and (c) no Change of Control of the Purchaser has occurred since the Initial Public Offering. In each case, the Common Shares shall be valued at 95% of the Initial Public Offering price of the Common Shares.

TMM Nuevo Leon	$15 million
Containership Cassia	$15 million
CSCL Zeebrugge	$50 million
CSCL Long Beach	$50 million

In the event that the Purchaser elects to exercise this option, it shall be a condition that the Purchaser make customary representations and warranties and provide customary legal opinions as to the due authorization and valid issuance of such Common Shares free of any encumbrances. The Purchaser shall issue such Common Shares in the name of the Vendor or its designee. The option of the Purchaser contained in this Section 3.6 will terminate on a Change of Control of the Purchaser.

Each respective Subsequent Vendor will accept such Common Shares as part of the purchase price for such Vessel in accordance with this Section 3.6 unless a Default exists at the Time of Closing of the respective Vessel.

If a Default has occurred and is continuing at the Time of Closing, the respective Subsequent Vendor may determine in its sole discretion whether to accept such Common Shares as part of the purchase price for such Vessel. If a Subsequent Vendor determines not to accept the Common Shares and the Purchaser does not elect to satisfy the entire purchase price in cash, the Purchaser shall be under no obligation to purchase the vessel and shall be released from all liabilities to the Subsequent Vendor with respect to the purchase and sale of such Vessel, except that, in the case of a Default, the Purchaser shall pay the reasonable out-of-pocket expenses of the Subsequent Vendor resulting directly from or related to the Purchaser’s election not to purchase the Vessel up to a maximum aggregate amount of $1 million for all Vessels. The Subsequent Vendor shall either sell the Vessel to a third party within 90 days or keep the Vessel and related Time Charter, subject to the terms of the Omnibus Agreement.

3.7	Closing Date Purchase Price Adjustments

To the extent not accounted for in the determination of the Initial Purchase Price payable at the Initial Closing or Subsequent Purchase Price payable at a Subsequent Closing, as the case may be, the relevant Vendor and the Purchaser will adjust Initial Purchase Price or Subsequent Purchase Price, as the case may be, at the Initial Closing Time or applicable Subsequent Closing Time, as the case may be, for:

(a)	in the case of a Subsequent Vendor, any and all adjustments to the Ship Building Contract price paid by the respective Subsequent Vendor to the Builder for the Outstanding Vessel, including any adjustments pursuant to Article III of the Ship Building Contract but excluding any rebates, discounts or reductions payable to the Vendor pursuant to Section 3.9;

(b)	the amount of any Charter Prepayments, which shall decrease the relevant Initial Purchase Price by such amount;

(c)	all prepaid expenses relating to any of the Purchased Assets, the related liabilities for which the Purchaser would otherwise be responsible under this Agreement or the Management Agreement after the respective Time of Closing (which excludes, for greater certainty, any expenses or liabilities encompassed in the scope of the Technical Services under the Management Agreement (as defined therein)), which shall increase the Initial Purchase Price or Subsequent Purchase Price by such amount; and

(d)	all other matters customarily the subject of adjustment;

and no later than 90 days after the applicable Closing Date will make settlement for the same by certified cheque, wire transfer or bank draft. If the relevant Vendor and the Purchaser cannot agree to such adjustments, they will refer the matter to dispute resolution and arbitration pursuant to Section 10.9.

3.8	Shipyard Deficient Vessel

In the event that there is a deficiency in an Outstanding Vessel such that the Outstanding Vessel that does not meet the specifications set forth in the relevant Ship Building Contract then:

(a)	if the relevant Subsequent Vendor is not obligated under the Ship Building Contract to purchase the Vessel or if the relevant Subsequent Vendor is obligated under the Ship Building Contract to purchase the Vessel but the charterer under the relevant Time Charter refuses to accept the Vessel or refuses to accept the Vessel without any amendments to the relevant Time Charter and the Vendor does not secure prior to the Closing Date in respect of such Vessel a replacement time charter similar in all material respects to the Time Charter, in the opinion of the Purchaser, acting reasonably:

(1)	the Purchaser may elect to purchase the Vessel from the Subsequent Vendor (in which case the Subsequent Vendor will complete the purchase and sale in accordance with the Ship Building Contract and the Purchaser will complete the purchase and sale hereunder), and the Purchaser will receive all rebates, discounts or other reductions that result from such deficiency under the respective Ship Building Contract, if any, including any rebates or adjustments pursuant to Article III of such contract; and

(2)	if the Purchaser elects not to purchase the Vessel, the respective Subsequent Vendor may purchase the Vessel and receive all rebates, discounts or other reductions that result from such deficiency under the respective Ship Building Contract, if any, including any rebates or adjustments pursuant to Article III of such contract provided that if the Subsequent Vendor elects to purchase and subsequently operates the Vessel, such acquisition, ownership and operation shall be subject to the terms of the Omnibus Agreement; and

(b)	if the relevant Vendor is obligated under the Ship Building Contract to purchase the Vessel and the charterer under the relevant Time Charter accepts the Vessel with no amendments to the Time Charter as a result of such deficiencies, the Purchaser will complete the purchase and sale of the Vessel hereunder and will receive all rebates, discounts and reductions that result from such deficiency under the respective Ship Building Contract, including any rebates or adjustments pursuant to Article III of such contract.

3.9	Rebates Pursuant to Ship Building Contracts

With respect to any Outstanding Vessel, the Purchaser will have the right to receive an adjustment, in accordance with Section 3.7, for those rebates, discounts and other reductions related to any deficiencies of the Vessel to which the Vendor is entitled pursuant to the Ship Building Contract, including pursuant to Article III thereof. All rebates, discounts and reductions in respect of that Subsequent Vendor’s Ship Building Contract that are unrelated to any deficiency of the Vessel and were negotiated prior to the date of this Agreement will be for the benefit of and payable to the relevant Subsequent Vendor.

To the extent not accounted for in the determination of the Subsequent Purchase Price payable at a Subsequent Closing, the relevant Vendor and the Purchaser will adjust for rebates, discounts and reductions in accordance with this Section within 90 days of the applicable Subsequent Closing Time and will make settlement for the same by certified cheque, wire transfer or bank draft. If the relevant Vendor and the Purchaser cannot agree to such adjustments, they will refer the matter to dispute resolution and arbitration pursuant to Section 10.9.

To the extent that the Purchaser receives from the Builder any rebate, discount or reduction in respect of a Ship Building Contract that, pursuant this Section 3.9, is for the benefit of the Vendor, the Purchaser will hold such funds for and on behalf of the relevant Vendor and make the necessary adjustments in accordance with this Section.

3.10	Risk of Loss

Risk of loss of each Purchased Asset will pass to the Purchaser at the Initial Effective Time or Subsequent Effective Time, as the case may be, of that Purchased Asset. The Vendor of such Purchased Asset will bear all risk of loss or damage to, or destruction of, such Purchased Asset until the Initial Effective Time or Subsequent Effective Time, as the case may be. The Purchaser will bear all such risk of loss after the Initial Effective Time or Subsequent Effective Time, as the case may be, of that Purchased Asset.

3.11	Total Loss

In the event of a Total Loss of a Delivered Vessel, Section 5(d) of the Vessel Sale Agreement with respect to that Vessel will apply and the Purchaser will be released from all obligations with respect to that Vessel hereunder.

3.12	Transfer Taxes

Each Vendor shall be liable for and shall pay for all transfer taxes payable directly or indirectly in connection with this Agreement, including, without limitation, any excise, customs, use, registration, recording, duties, fees and costs and any other imposts and assessments (exclusive of income taxes) exigible in respect of the transactions contemplated by this Agreement. In the event that the Purchaser, after the Closing Date of the relevant Purchased Assets, is required to pay or remit any such transfer taxes, duties, costs or other imposts or assessments not paid by the relevant Vendor in accordance with this Section, the relevant Vendor shall indemnify and save the Purchaser harmless in respect of the same.

3.13	Letter of Credit

If, after the Initial Public Offering, a Change of Control of the Purchaser occurs, the Purchaser will provide within 14 days of the Change of Control, and in any event prior to a Time of Closing, a letter of credit, in favour of the Subsequent Vendors whose Vessels remain outstanding as of such time, from a financial institution that is, and in form and substance, reasonably satisfactory to the Vendors to secure payment of the aggregate Subsequent Purchase Price for all Outstanding Vessels. The letter of credit will be in an amount equal to the aggregate of the Subsequent Purchase Price for all Outstanding Vessels that have not yet been acquired by the Purchaser in accordance with this Agreement. After any such Vessel is acquired by the Purchaser in accordance with this Agreement, the Purchaser may replace its letter of credit with a letter of credit that otherwise meets the requirements of this Section.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendors

Except as set out expressly in this Agreement, the Vendors make no representation or warranty with respect to the Purchased Assets. Each Vendor represents and warrants that:

(a)	it is a corporation duly incorporated, organized and validly existing in good standing under the laws of the Republic of Cyprus and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(b)	the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)	the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise licence, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Law; and (iv) its Time Charter or Ship Building Contract or any material provision of any material contract to which it is party or by which its properties are bound other than the Existing Credit Facilities and Existing Credit Facilities Security;

(d)	except as set forth in Schedule 4.1(d) and except as have already been obtained, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereunder and any consents required for the transfer or assignment of the Time Charters pursuant to Sections 2.1(b) and 2.2(b) of this Agreement have been duly obtained;

(e)	its Purchased Assets are owned beneficially by it with a good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances and the Existing Credit Facilities Security;

(f)	there is no agreement, contract, option, commitment or other right or understanding in favour of, or held by, any Person other than the Purchaser to acquire any of its Purchased Assets that has not been waived;

(g)	correct and complete copies of its constating documents (as amended to the date hereof), Time Charter and its Ship Building Contract have been made available to the Purchaser;

(h)	its Time Charter and Ship Building Contract are in good standing and in full force and effect and, except as specifically set out in Schedules 1C and 1.1, unamended;

(i)	to the best of its knowledge, its Time Charter and Ship Building Contract are valid and binding obligations of the other parties thereto enforceable in accordance with their respective terms;

(j)	it has complied with all material terms of its Time Charter and Ship Building Contract, has paid all material amounts due thereunder, has not waived any material rights thereunder and no material default or breach exists in respect thereof on its part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach;

(k)	if it is an Initial Vendor, its Delivered Vessel is, or if it is a Subsequent Vendor, its Outstanding Vessel will be at the respective Time of Closing: (i) free and clear of all Encumbrances, other than Permitted Encumbrances and the Existing Credit Facilities Security, which will be discharged at the relevant Time of Closing in accordance with Section 6.1(k), and good and marketable title thereto will be transferred to the Purchaser at the Time of Closing; (ii) adequate and suitable for use by the Vendor in its business as presently conducted by it in all material respects, ordinary wear and tear excepted; (iii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iv) insured against all risks, and in amounts, consistent with common industry practices; (v) in compliance with maritime laws and the ISM Code; (vi) duly registered under the flag set forth opposite the Delivered Vessel’s name on Schedule 1A hereto; (vii) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of the Delivered Vessel are clean and valid and free of recommendations affecting class; and the Purchaser acknowledges and agrees that, subject only to the representations and warranties in this subsection, it is acquiring the Vessel on an “as is, where is” basis;

(l)	except as disclosed in the Financial Statements, and except as incurred in the ordinary course of business since the date of the Financial Statements, there is no material liability, debt or obligation of or claim against it relating to any of its Purchased Assets that is known or should reasonably be known to it;

(m)	except as set forth on Schedule 4.1(m), there are no actions, suits or proceedings pending or, to its knowledge, threatened at law or in equity, before or by any Governmental Authority or before any arbitrator of any kind, against it (other than any such actions, suits or proceedings that could not reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchased Assets) and it is not subject to any settlements, consent decrees, judgments, injunctions, orders or findings related to the Purchased Assets that would reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchase Assets; and

(n)	it owns or possesses all material licences, permits, franchises, registrations and similar authorizations of any Government Authority which are necessary and used in the operation of its business as of the date hereof (each, a “Licence” and collectively, the “Licences”); except as set out in Schedule 4.1(n) no such Licence will terminate or be subject to termination or revocation as a result of the consummation of the transactions contemplated hereby; all Licences are in full force and effect and no proceeding is pending or, to the knowledge of the Vendor, threatened seeking the revocation or limitation of any such Licence; and all required filings with respect to Licenses have been timely made and all required applications for renewal thereof have been timely filed.

4.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants that:

(a)	it is a corporation duly incorporated, organized and validly existing under the laws of the Marshall Islands; and has full power and capacity to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in this Agreement;

(b)	the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)	neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of its articles of incorporation or bylaws or other organizational documents including any resolution if its board of directors (or any committee thereof) or any Encumbrance, indenture, contract, agreement or instrument to which it is a party or by which it is bound; and

(d)	subject to the provisions of Section 3.6 above, at each respective Closing Date, the Purchaser will have sufficient available funds to pay the purchase price for each Vessel.

4.3	Representations and Warranties of SCLL

SCLL represents and warrants that:

(a)	it legally and beneficially owns all of the issued and outstanding shares of each of the Vendors;

(b)	it is a corporation duly incorporated, organized and validly existing in good standing under the laws of the Republic of Cyprus and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(c)	the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes legal, valid and binding obligations of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court; and

(d)	the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise licence, permit or other instrument or obligation to which it is a party or are subject or by which any of its assets or properties may be bound; (iii) any Applicable Law; and (iv) any material provision of any material contract to which it is a party or by which its properties are bound.

5.	PRE-CLOSING MATTERS

5.1	Covenants of the Vendors Prior to Closing

Each Vendor hereby agrees and covenants that during the period of time after the date of this Agreement and prior to the Time of Closing of that Vendor’s Purchased Assets, that Vendor:

(a)	shall continue to maintain in full force and effect all policies of insurance and renewals thereof now in effect in respect of that Vendor’s Purchased Assets;

(b)	shall cooperate with the Purchaser and use its reasonable best efforts to obtain, at or prior to the Time of Closing of that Vendor’s Purchased Assets, the consents required in respect of the assignment or transfer of that Vendor’s Vessel Warranties and all other rights and benefits under the Ship Building Contract, to the extent assignable;

(c)	shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Purchaser in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

(d)	shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of that Vendor’s Purchased Assets and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(e)	shall use reasonable best efforts to preserve and protect that Vendor’s Purchased Assets;

(f)	shall comply in all material respects with all Applicable Laws affecting the operation of that Vendor’s Purchased Assets;

(g)	shall pay all Taxes due and payable relating to the operation of its Purchased Assets which arise prior to, or are related to, a period of time prior to the Time of Closing of its Purchased Assets;

(h)	shall not cause or, to the extent reasonably within its control, sell, transfer or dispose of any of that Vendor’s Purchased Assets;

(i)	shall not amend, alter or otherwise modify any material provision of or terminate its respective Time Charter or Ship Building Contract without the prior written consent of the Purchaser, not to be unreasonably withheld or delayed; and

(j)	shall not cause or, to the extent reasonably within its control, permit any Encumbrance to attach to or affect any of that Vendor’s Purchased Assets, other than Permitted Encumbrances and the Existing Credit Facilities Security.

5.2	Covenants of the Purchaser Prior to Closing

The Purchaser hereby agrees and covenants that during the period of time after the date of the Agreement and prior to each Time of Closing, the Purchaser shall, in respect of the Purchased Assets to be transferred at each such Time of Closing, take, or cause to be taken, all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of those Purchased Assets and the execution and delivery of this Agreement and the other agreements and documents contemplated hereof.

5.3	Provisions in Respect of Time Charters and Ship Building Contracts

Each Vendor and the Purchaser covenants and agrees that from the date of this Agreement until the Time of Closing of a Vendor’s Purchased Assets:

(a)	each Vendor shall not exercise any rights under or options contained in that Vendor’s Time Charter, Ship Building Contract or Vessel Warranties, without the prior approval of the Purchaser, not to be unreasonably withheld or delayed;

(b)

with respect to the Outstanding Vessels, each Vendor shall consult with the Purchaser regarding (i) all material decisions to be made pursuant to the Ship Building Contracts, and shall make such decisions only with the prior approval of the Purchaser, not to be unreasonably withheld or delayed; (ii) any other matter material to the condition or operation of such Outstanding Vessel, and shall make any decisions arising therefrom only with the prior approval of the Purchaser, not to be unreasonably withheld or delayed; and (iii) any inspections of the Outstanding Vessels;

(c)	each Vendor shall observe and perform in a timely manner, all of its covenants and obligations under its Time Charter and Ship Building Contract, if any, and (i) in the case of a default by another party thereto, it shall forthwith advise the Purchaser of such default and shall, if requested by the Purchaser, enforce all of its rights under such Time Charter or Ship Building Contract in respect of such default; and (ii) subject to the rights of the lenders under the Existing Credit Facilities and Existing Credit Facilities Security, in the case of a breach or anticipated breach of either agreement by the Vendor, it shall permit the Purchaser to cure on its behalf such breach or anticipated breach and shall promptly reimburse the Purchaser for any and all costs that the Purchaser may expend in order to effect such cure; and

(d)	each Vendor will not, from and after the date of this Agreement, negotiate any further rebate, reduction, discount or refund with respect to the purchase price of the Vessel as set out in the relevant Ship Building Contract, without the prior approval of the Purchaser; and

(e)	if any amendment, alteration or modification of any material provision of a Vendor’s Ship Building Contract approved by the Purchaser pursuant to Section 5.1(i), any exercise of rights of a Vendor approved by the Purchaser pursuant to Sections 5.3(a) or any options or material decision approved by the Purchaser pursuant to Section 5.3(b) results in: (i) an increase in the purchase price of the Vendor under the relevant Ship Building Contract, the Subsequent Purchase Price will be increased accordingly pursuant to Section 3.7; or (ii) a decrease in the purchase price of the Vendor under the relevant Ship Building Contract, the Subsequent Purchase Price will be decreased accordingly pursuant to Section 3.7.

5.4	Delivery of Vessel Sale Agreement

As soon as practicable after the execution and delivery of this Agreement, each Vendor shall execute and deliver to the Purchaser, a Vessel Sale Agreement in respect of that Vendor’s Outstanding Vessel or Delivered Vessel, as the case may be, in form and substance as set out in Schedule 2.6 hereto.

6.	CONDITIONS OF CLOSING

6.1	Conditions of the Purchaser

The obligation of the Purchaser to complete the purchase of any Vendor’s Purchased Assets is subject to the fulfilment of the following conditions:

(a)	the representations and warranties of that Vendor and SCLL contained in this Agreement being true and correct on and as of the Time of Closing of that Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made as of the Time of Closing of that Vendor’s Purchased Assets;

(b)	all of the covenants and obligations of that Vendor and SCLL to be performed or observed on or before the Time of Closing of that Vendor’s Purchased Assets pursuant to this Agreement having been duly performed or observed;

(c)	in respect of the Initial Closing and each Subsequent Closing, each of the relevant Vendors has delivered to the Purchaser a duly executed copy of the documents and agreements described in Section 2.6(a) with respect to the Delivered Vessels or each Outstanding Vessel, as the case may be;

(d)	there having been delivered to the Purchaser a certificate of that Vendor dated the applicable Closing Date, executed by an authorized officer or director of that Vendor, certifying that the representations and warranties made by that Vendor in this Agreement are true and correct as at the Time of Closing of that Vendor’s Purchased Assets and that all covenants and obligations to be observed or performed by that Vendor on or before the Initial Closing or applicable Subsequent Closing, as the case may be, pursuant to the terms of this Agreement have been duly observed and performed;

(e)	the board of directors of the Purchaser will have approved this Agreement and the transactions contemplated by this Agreement;

(f)	the notifications, consents and approvals referred to in item 2 of Schedule 4.1(d) hereto shall have been given or obtained;

(g)	all consents required in respect of the assignment of that Vendor’s Time Charter to the Purchaser shall have been obtained from third parties;

(h)	the Purchaser shall have entered into the Management Agreement, which shall not have been terminated and shall remain effective as of the Time of Closing;

(i)	all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

(j)	no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of that Vendor’s Purchased Assets;

(k)	all advances made under the Existing Credit Facilities have been repaid or will be repaid from the Initial Purchase Price or Subsequent Purchase Price, or from other funds of the Vendor, as the case may be, such that, the Vendor’s Delivered Vessel or Outstanding Vessel, as the case may be, shall be transferred to the Purchaser free and clear of all Encumbrances other than Permitted Encumbrances and the Permitted Encumbrances and relevant Existing Credit Facility Security will be discharged reasonably promptly following the relevant Time of Closing; and

(l)	in the case of the Initial Vessels, the Purchaser has completed an inspection of the Initial Vessels to the Purchaser’s reasonable satisfaction; and in the case of the Subsequent Vessels, the Purchaser is satisfied that the relevant Subsequent Vendor has inspected the Outstanding Vessel prior to the Delivery Date in accordance with the relevant Ship Building Contract.

In the event that any of the foregoing conditions is not performed or fulfilled at or before the Time of Closing of that Vendor’s Purchased Assets, the Purchaser may terminate this Agreement with respect to that Vendor, in which event the Purchaser will be released from all obligations under this Agreement in respect of that Vendor, including the payment of that portion of the Purchase Price to such Vendor, and that Vendor will also be so released unless such Vendor was reasonably capable of causing such condition or conditions to be fulfilled or unless that Vendor breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.2	Conditions of the Vendors

The obligation of each Vendor to complete the sale of that Vendor’s Purchased Assets contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

(a)	the representations and warranties of the Purchaser contained in this Agreement being true on and as of the Time of Closing of that Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made as of the Time of Closing of that Vendor’s Purchased Assets;

(b)	all of the covenants and obligations of the Purchaser to be performed or observed on or before the Time of Closing of that Vendor’s Purchased Assets pursuant to this Agreement having been duly performed or observed;

(c)	there having been delivered to that Vendor a certificate of the Purchaser dated the applicable Closing Date, executed by an authorized officer or director of the Purchaser, certifying that the representations and warranties made by the Purchaser in this Agreement are true and correct as at the Time of Closing of that Vendor’s Purchased Assets and that the covenants and obligations to be observed or performed by the Purchaser on or before the Time of Closing of that Vendor’s Purchased Assets pursuant to the terms of this Agreement have been duly observed and performed;

(d)	no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of that Vendor’s Purchased Assets;

(e)	in respect of the Initial Closing, the Initial Public Offering has been completed;

(f)	the Purchaser shall have entered into the Management Agreement, which shall not have been terminated and shall remain effective as of the Time of Closing; and

(g)	all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Vendors and their counsel, and the Vendors shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Time of Closing of that Vendor’s Purchased Assets, the Vendor may terminate this Agreement, in which event, that Vendor will be released from all obligations under this Agreement, and the Purchaser will also be so released in respect of that Vendor unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled or unless the Purchaser has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of each Vendor individually, and accordingly each Vendor will be entitled to only waive compliance with any such conditions in respect of itself, if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.3	Actions to Satisfy Closing Conditions

Each Party shall take all actions as are within its power and otherwise use its commercially reasonable efforts so as to ensure compliance with the conditions set forth in this Section 6.

7.	POST-CLOSING COVENANTS

7.1	Exercise Under Ship Building Contracts

If and to the extent that a Vendor is unable to assign to the Purchaser any of the Vessel Warranties or any of its rights or benefits under its Ship Building Contract in accordance with this Agreement prior to the applicable Time of Closing or if at any time and from time to time after the applicable Time of Closing, the Purchaser is unable to exercise fully any of its rights, or derive the full benefit of such rights, under the relevant Ship Building Contract, including with respect to the “Warranty of Quality” described in Article IX in such Ship Building Contract, any extended guarantee rights contained in the Ship Building Contract and any guarantee by the paint manufacturer with respect to defects in paint and/or application or underwater parts of the Vessel, or of any of the Vendor’s Vessel Warranties or any rights or benefits related thereto, that Vendor shall, at the request of the Purchaser, enforce all or any of its rights under that Vendor’s Ship Building Contract or the relevant Vessel Warranties, as the case may be, and promptly deliver to the Purchaser any such benefits received thereunder.

7.2	Post-Delivery Obligations

The Purchaser will abide by and comply with the Post-Delivery Obligations in connection with the enjoyment or exercise of any right or benefit assigned to the Purchaser under Sections 2.1(d) and 2.2(d) or derived by the Purchaser under Section 7.1 and will pay for all such expenses and costs charged by the Builder, if any, in association therewith.

7.3	Covenants of SCLL

SCLL covenants and agrees that:

(a)	for so long as any obligation of a Vendor is outstanding under this Agreement: (i) it shall not sell or transfer, whether by one or a series of transactions, any part of the issued share capital of that Vendor without the prior written consent of the Purchaser; and (ii) it will provide that Vendor with such support and assistance as may be required to enable it to maintain its good standing in Cyprus;

(b)	it will cause each Vendor to perform its obligations under this Agreement in accordance with its terms and, in particular, it will cause each Subsequent Vendor to take delivery of its Outstanding Vessel under the relevant Ship Building Contract if required to do so in accordance with the terms of the relevant Ship Building Contract and this Agreement; and

(c)	it will cause each Vendor to transfer the relevant Purchased Assets to the Purchaser against the Purchaser’s payment of the Initial Purchase Price or Subsequent Purchase Price, as the case may be, in accordance with the terms and conditions of this Agreement.

8.	SURVIVAL OF REPRESENTATIONS AND RECOURSE

8.1	Survival of Representations, Warranties and Covenants of the Vendors

The representations and warranties of each Vendor in or under this Agreement (other than in respect of Sections 4.1(e) and 4.1(k)(i)), and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations and warranties will terminate and no claim may be brought by the Purchaser against any Vendor thereafter in respect of such representations and warranties, except for claims that have been asserted by the Purchaser prior to such termination.

The representations and warranties of each Vendor under Sections 4.1(e) and 4.1(k)(i) will survive the completion of the transactions contemplated hereby, regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing, and will continue in full force and effect, and will not terminate, indefinitely.

The covenants and obligations of each of the Vendors in or under this Agreement (other than in respect of Sections 2.8, 7.1, 8 and 10.2) and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing and will continue in full force and effect for a period of two years from the applicable Closing Date. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against any Vendor thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination. The covenants and obligations of each of the Vendors in respect of Sections 2.8, 8 and 10.2 will survive indefinitely.

The covenants and obligations of each of the Vendors in or under Section 7.1 will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing and will terminate when the underlying Vessel Warranties, rights or benefits under the relevant Ship Building Contract, as the case may be, have terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against the Vendor thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

8.2	Survival of Representations, Warranties and Covenants of the Purchaser

The representations and warranties of the Purchaser in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that any Vendor may make or cause to be made, or knowledge either of them may have, prior to the applicable Time of Closing and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations and warranties will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such representations, and warranties, except for claims that have been asserted by the Vendor prior to such termination.

The covenants and obligations of the Purchaser in this Agreement (other than in respect of Sections 2.7, 7.2, 8 and 10.2), and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Vendors may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing and will continue in full force and effect for a period of two years from the applicable Closing Date. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Vendors prior to such termination. The covenants and obligations of the Purchaser in respect of Sections 2.7, 8 and 10.2 will survive indefinitely.

The covenants and obligations of the Purchaser in or under Section 7.2 of this Agreement will terminate when the underlying Vessel Warranties, rights or benefits under the relevant Ship Building Contract, as the case may be, have terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

8.3	Survival of Representations, Warranties and Covenants of SCLL

The representations and warranties of SCLL in or under this Agreement, and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge either of them may have, prior to the applicable Time of Closing and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations and warranties will terminate and no claim may be brought by the Purchaser against SCLL thereafter in respect of such representations and warranties, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of SCLL in or under this Agreement, and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Purchaser may make or cause to be made, or knowledge it may have, prior to the applicable Time of Closing and will continue in full force and effect for so long as any Vendor has any obligation outstanding under this Agreement. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against SCLL thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

8.4	Reliance

Each Vendor acknowledges and agrees that the Purchaser is relying on the representations and warranties and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and that no information which is now known or should be known or which may hereafter become known to the Purchaser, its Affiliates, employees, representatives or agents, will limit or extinguish the rights of the Purchaser with respect to any misrepresentation or breach of any warranty, covenant or obligation by such Vendor.

8.5	Indemnity by the Vendors

Each Vendor will indemnify, defend and hold harmless the Purchaser and the respective current and former directors, officers and employees of the Purchaser and its Affiliates and their heirs, successors and assigns (the “Purchaser’s Indemnified Persons”) harmless from and against all Losses suffered or incurred by the Purchaser’s Indemnified Persons:

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, that Vendor in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by such Vendor;

(b)	arising out of or in connection with any liabilities or obligations of that Vendor relating to that Vendor’s Purchased Assets or otherwise encompassed in Section 2.8 of this Agreement;

(c)	arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof at or before the respective Time of Closing; or

(d)	arising out of or in connection with any tax liabilities of that Vendor relating to the Vendor’s Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of that Vendor.

Any claim for indemnification made pursuant to Section 8.5(a) in respect of representations and warranties must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.5(a) in respect of covenants and obligations (other than covenants and obligations under Sections 2.8, 7.1, 8 and 10.2) must be made within two years from the applicable Closing Date. Any claim for indemnification in respect of covenants and obligations under Section 7.1 must be made within the time specified in Section 8.1. Any claim for indemnification made pursuant to Section 8.5(d) must be made within ten years from the applicable Closing Date. All other claims for indemnification pursuant to Section 8.5 may be made at any time.

8.6	Indemnity by the Purchaser

The Purchaser will indemnify and save each Vendor and its current and former directors, officers and employees of each Vendor and its Affiliates and their heirs, successors and assigns (the “Vendors’ Indemnified Persons”) harmless from and against all Losses suffered or incurred by the Vendors’ Indemnified Persons:

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Purchaser in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Purchaser;

(b)	arising out of or in connection with any liabilities or obligations of that Vendor relating to that Vendor’s Purchased Assets assumed by the Purchaser pursuant to Section 2.7 of this Agreement; or

(c)	arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof, in each case after the respective Time of Closing, provided that such claim or the event giving rise thereto did not arise prior to the relevant Time of Closing.

Any claim for indemnification made pursuant to Section 8.6(a) in respect of representations and warranties must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.6(a) (other than covenants and obligations under Sections 2.7, 7.2, 8 and 10.2) must be made within two years from the applicable Closing Date. Any claim for indemnification in respect of covenants and obligations under Section 7.2 must be made within the time specified in Section 8.2. All other claims for indemnification pursuant to Section 8.6 may be made at any time.

8.7	Indemnity by SCLL

SCLL will indemnify and save the Purchaser’s Indemnified Persons harmless from and against all Losses suffered or incurred by the Purchaser’s Indemnified Persons

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of SCLL in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by SCLL; or

(b)	arising out of or in connection with any tax liabilities or obligations of SCLL relating to the Vendors or any of the Vendors’ Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of SCLL. The obligations of SCLL under this subsection and the Vendors under Section 8.5(d) are joint and several.

Any claim for indemnification made pursuant to Section 8.7(a) must be made within the time period stated in Section 8.3. Any claim for indemnification made pursuant to Section 8.7(b) must be made within ten years from the applicable Closing Date.

8.8	Defence of Third Party Claims

If a claim (an “Indemnity Claim”) is made by a third party against a Party (the “Indemnified Party”) in respect of which another Party (the “Indemnifier”) is or may be obligated under or arising out of this Agreement to indemnify, pay damages to or otherwise compensate the Indemnified Party, including claims made pursuant to Sections 8.5 and 8.6 above, then the following provisions will apply.

(a)	If any Indemnified Party receives notice of the assertion of any claim in respect of damages, such Indemnified Party shall give the Indemnifier written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifier shall not relieve the Indemnifier of any liability, except to the extent that the Indemnifier is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)	In the event any Indemnifier notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifier is assuming the defence thereof; (i) the Indemnifier will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifier will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifier has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without written consent of the Indemnifier which consent shall not be unreasonably withheld; and (iv) the Indemnifier will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifier, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(c)

In the event the Indemnifier does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received a Notice of Claim that the Indemnifier is assuming the defence thereof, then the Indemnified Party shall have the right, subject to the provisions of this Section, to undertake the defence, compromise or settlement of such claim for the account of the Indemnifier. Unless and until the

Indemnifier assumes the defence of any claim, the Indemnifier shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifier for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 8.8.

(d)	In the event that the Indemnifier undertakes the defence of any claim, the Indemnifier will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

(e)	If any Indemnity Claim is of a nature such that the Indemnified Party is legally bound or required by Applicable Law to make a payment to a third party with respect to such Indemnity Claim before the completion of settlement negotiations or related legal proceedings, including the posting of any security to stay any process of execution or judgment, then the Indemnifier will be obligated to make such payment or post security therefor on behalf of the Indemnified Party. If the Indemnifier fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifier will, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Indemnity Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party will, forthwith after receipt of the difference from a third party, pay the amount of such difference to the Indemnifier.

8.9	Limitations on Amount

Notwithstanding any other provision in this Agreement and notwithstanding any inaccuracy or incorrectness of any provision in this Agreement (including the Schedules), the obligations of the Vendors in respect of all claims for any inaccuracy in or breach of any representation or warranty under Section 4.1 will be limited to the aggregate of the Initial Purchase Price and the Subsequent Purchase Price for all Outstanding Vessels paid by the Purchaser and no individual claim will be made against the Vendors unless such claim exceeds $100,000; provided that any claims that relate to a particular Vessel or Vendor will be limited to the Initial Purchase Price allocated to that Vendor or the applicable Subsequent Purchase Price, as the case may be.

8.10	Election

Except with respect to fraud, wilful misconduct or bad faith by or on behalf of an indemnifying Party, from and after the Initial Time of Closing or, with respect to any Outstanding Vessel, from and after the applicable Subsequent Time of Closing, the indemnification remedies contained in this Section 8 shall be the exclusive remedies for damages of the Parties for any breach of or under this Agreement, or any document provided pursuant to this Agreement, and the exercise by any Party of any of its rights under this Section 8 shall be deemed to be an election of remedies and shall prejudice, and constitute a waiver of, any other right or remedy that such Party may be entitled to exercise at law, in equity or otherwise.

9.	TERMINATION AND WAIVER

9.1	Termination for Failure to Consummate Initial Public Offering

In the event the Initial Public Offering is not consummated by September 30, 2005, this Agreement shall terminate on and as of that date without any further action by any Party and no Party shall by entitled to damages or to any other compensation or reimbursement of expenses as a result of such termination.

9.2	Termination Upon Termination of a Vessel Sale Agreement

If a Vessel Sale Agreement is terminated or cancelled for any reason whatsoever, then this Agreement shall be deemed to be terminated in respect of the Vendor which is party to such Vessel Sale Agreement, without any further action by either the Purchaser or that Vendor.

9.3	Effect of Waiver

A waiver by either the Purchaser or any Vendor of any one or more of the conditions referred to Section 6.1 or Section 6.2 will be without prejudice to its right to terminate in respect of any other non-fulfillment of any other of the conditions.

9.4	Without Prejudice

Termination by the Purchaser pursuant to Section 6.1 or by any Vendor pursuant to Section 6.2 will be without prejudice to the right, subject to the limitations, exceptions and restrictions set out in this Agreement, to recover Losses for any misrepresentations, breach of warranty or non-fulfillment of any covenant or agreement of the other.

10.	MISCELLANEOUS

10.1	Notices

Any notice, request, determination, demand or communication required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission or prepaid registered mail (return receipt requested) to the Party to which it is to be given as follows:

To a Vendor or SCLL:

[Vendor Name]

[c/o] Seaspan Container Lines Limited

6 Floor Meliza Court

229 Arch Makarios III Avenue

PO Box 54117

3721 Limassol

Cyprus

Attention: Director / Stichling Hahn Hilbrich

Facsimile No.: 357.2558.3254

With a copy to the Manager:

Seaspan Ship Management Ltd.

200 Granville Street

Suite 2600

Vancouver, British Columbia

V6C 1S4

Attention: Chief Financial Officer

Facsimile No.: 604.638.2595

To the Purchaser:

Seaspan Corporation

200 Granville Street

Suite 2600

Vancouver, British Columbia

V6C 1S4

Attention: Chief Financial Officer

Facsimile No.: 604.482.8781

or to such other address as a Party may specify by notice given in accordance with this section. Any such notice, request, demand or communication given as aforesaid will be deemed to have been given, in the case of delivery by hand, when delivered, in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient if received before 5:00 p.m. on a Business Day or on the next Business Day if such facsimile is received on a day which is not a Business Day or after 5:00 p.m. on a Business Day, and in the case of delivery by prepaid registered mail, as aforesaid, on the date received. In the event of discontinuance of postal service due to strike, lockout, labour disturbance or otherwise, notices, demands, requests and communications will be delivered by hand or by facsimile transmission.

10.2	Further Assurances

From time to time subsequent to each Closing Date, the Purchaser and the Vendor of the Purchased Assets sold on such Closing Date, at the expense of the requesting party (unless such documents are to be delivered pursuant to Section 2.6(a), in which case it shall be at the Vendor’s expense), shall promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the requesting party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.3	Entire Agreement

This Agreement, including any schedules and exhibits hereto, and each of the Vessel Sale Agreements, constitute the entire agreement between SCLL, the Vendors and the Purchaser pertaining to the purchase and sale of the Purchased Assets and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of any Vendor and the Purchaser and there are no warranties, representations, covenants, obligations or agreements between any Vendor (or any Affiliate thereof) and the Purchaser except as set forth in this Agreement.

10.4	Assignment

None of the Vendors may assign any of their respective benefits or rights, and no Person may assume any of the Vendors’ obligations, under or in respect of this Agreement without the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. The Purchaser may not assign any of its benefits or rights, and no Person may assume any of the Purchaser’s obligations, under or in respect of this Agreement without the written consent of all of the Vendors, which consent shall not be unreasonably withheld or delayed.

10.5	Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the Party to be bound by such amendment or waiver. No waiver of any provision or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

10.6	Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

except that if:

(c)	on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d)	as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 10.6, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

10.7	Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in, or on behalf of, any other Person and no other Person, will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Each Vendor is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of that Vendors’ Indemnified Persons and the Purchaser is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Purchaser’s Indemnified Persons.

10.8	Submission to Jurisdiction

Subject to Section 10.9, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of British Columbia in any Permitted Action and each party to this Agreement waives, and will not assert by way of motion, as a defence, or otherwise, in any Permitted Action, any claim that:

(a)	that Party is not subject to the jurisdiction of the courts of British Columbia;

(b)	the Permitted Action is brought in an inconvenient forum;

(c)	the venue of the Permitted Action is improper; or

(d)	any subject matter of the Permitted Action may not be enforced in or by the courts of British Columbia.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in a Permitted Action, no party to this Agreement will seek any review with respect to the merits of any Permitted Action, whether or not that party appears in or defends the Permitted Action.

10.9	Dispute Resolution

If there is a dispute or other failure to agree arising out of or in connection with this Agreement, a Party may give notice to the other Party requiring that the dispute or issue be referred to a senior officer of each Party that has been designated to represent such Party hereunder. When this notice is given, each Party will cause its designated officer to promptly begin discussions with each other with a view to settling the dispute or issue. A unanimous decision of the designated officers which is communicated by notice from them to the Parties will be binding on the Parties. If the designated officers do not communicate a unanimous decision by notice within 15 days after the date of the notice referring the matter to them, then the dispute or issue will be submitted: (a), in the case of a dispute with respect to Sections 3.7 or 3.9 to arbitration under the Commercial Arbitration Act (British Columbia); and (b) in all other cases to the courts of British Columbia. In the case of any arbitration, the place of the arbitration will be Vancouver, British Columbia and the award of the arbitrator will be final and binding on the Parties.

10.10	Counterparts

This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

10.11	Enurement

This Agreement will enure to the benefit of and will be binding upon the parties and their respective successors and any Affiliate of the Purchaser which is an assignee of the Purchaser as contemplated in Section 10.4.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SEASPAN CORPORATION

Per:	Authorised Signatory

CSCL HAMBURG SHIPPING COMPANY LIMITED		CSCL CHIWAN SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

CSCL NINGBO SHIPPING COMPANY LIMITED		CSCL DALIAN SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

CSCL FELIXSTOWE SHIPPING COMPANY LIMITED		CLORINA MARINE COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

ELIA SHIPPING COMPANY LIMITED		VANCOUVER SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

TOFINO SHIPPING COMPANY LIMITED		NOOTKA SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

NANAIMO SHIPPING COMPANY LIMITED		BURRARD SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SEASPAN KING SHIPPING COMPANY LIMITED		SEASPAN QUEEN SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SEASPAN KNIGHT SHIPPING COMPANY LIMITED		SEASPAN BISHOP SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SEASPAN CASTLE SHIPPING COMPANY LIMITED		SEASPAN PAWN SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SEASPAN ACE SHIPPING COMPANY LIMITED		SEASPAN EAGLE SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SEASPAN BIRDIE SHIPPING COMPANY LIMITED		HEMLOCK SHIPPING COMPANY LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

SPRUCE SHIPPING COMPANY LIMITED		SEASPAN CONTAINER LINES LIMITED

Per:	Authorised Signatory	Per:	Authorised Signatory

Schedule 1

LIST OF VENDORS

1.	CSCL Hamburg Shipping Company Limited

2.	CSCL Chiwan Shipping Company Limited

3.	CSCL Ningbo Shipping Company Limited

4.	CSCL Dalian Shipping Company Limited

5.	CSCL Felixstowe Shipping Company Limited

6.	Clorina Marine Company Limited

7.	Elia Shipping Company Limited

8.	Vancouver Shipping Company Limited

9.	Tofino Shipping Company Limited

10.	Nootka Shipping Company Limited

11.	Nanaimo Shipping Company Limited

12.	Burrard Shipping Company Limited

13.	Seaspan King Shipping Company Limited

14.	Seaspan Queen Shipping Company Limited

15.	Seaspan Knight Shipping Company Limited

16.	Seaspan Bishop Shipping Company Limited

17.	Seaspan Castle Shipping Company Limited

18.	Seaspan Pawn Shipping Company Limited

19.	Seaspan Ace Shipping Company Limited

20.	Seaspan Eagle Shipping Company Limited

21.	Seaspan Birdie Shipping Company Limited

22.	Hemlock Shipping Company Limited

23.	Spruce Shipping Company Limited

Schedule 1A

INITIAL VENDORS AND DELIVERED VESSELS

Initial Vendor	Vessel Name	Flag
CSCL Hamburg Shipping Company Limited	CSCL Hamburg	Cyprus
CSCL Chiwan Shipping Company Limited	CSCL Chiwan	Cyprus
CSCL Ningbo Shipping Company Limited	CSCL Ningbo	Cyprus
CSCL Dalian Shipping Company Limited	CSCL Dalian	Cyprus
CSCL Felixstowe Shipping Company Limited	CSCL Felixstowe	Cyprus
Clorina Marine Company Limited	CSCL Oceania	Cyprus
Elia Shipping Company Limited	CSCL Africa	Cyprus
Vancouver Shipping Company Limited	CSCL Vancouver	Cyprus
Tofino Shipping Company Limited	CSCL Sydney	Cyprus
Nootka Shipping Company Limited	CSCL New York	Cyprus

Schedule 1B

SUBSEQUENT VENDORS AND OUTSTANDING VESSELS

Subsequent Vendor	Proposed Vessel Name
Nanaimo Shipping Company Limited	CSCL Melbourne
Burrard Shipping Company Limited	CSCL Brisbane
Seaspan King Shipping Company Limited	CP Kanha
Seaspan Queen Shipping Company Limited	CP Corbett
Seaspan Knight Shipping Company Limited	Containership Banyan
Seaspan Bishop Shipping Company Limited	Lykes Merchant
Seaspan Castle Shipping Company Limited	TMM Morelos
Seaspan Pawn Shipping Company Limited	Containership Margosa
Seaspan Ace Shipping Company Limited	Lykes Victor
Seaspan Eagle Shipping Company Limited	TMM Nuevo Leon
Seaspan Birdie Shipping Company Limited	Containership Cassia
Hemlock Shipping Company Limited	CSCL Zeebrugge
Spruce Shipping Company Limited	CSCL Long Beach

Schedule 1C

TIME CHARTERS

Vendor	Charterer	Date of Charter	Vessel/Hull No.
CSCL Hamburg Shipping Company Limited	China Shipping (Group) Company	July 28, 2000	CSCL Hamburg/Hull No. 1342

CSCL Chiwan Shipping Company Limited	China Shipping (Group) Company	July 28, 2000	CSCL Chiwan/Hull No. 1343

CSCL Ningbo Shipping Company Limited	China Shipping (Group) Company	July 28, 2000	CSCL Ningbo/Hull No. 1347

CSCL Dalian Shipping Company Limited	China Shipping (Group) Company	July 28, 2000	CSCL Dalian/Hull No.1348

CSCL Felixstowe Shipping Company Limited	China Shipping (Group) Company	July 28, 2000	CSCL Felixstowe/Hull No. 1349

Clorina Marine Company Limited	China Shipping (Group) Company	December 25, 2002	CSCL Oceania/Hull No. 1491

Elia Shipping Company Limited	China Shipping (Group) Company	December 25, 2002	CSCL Africa/Hull No. 1492

Vancouver Shipping Company Limited	China Shipping (Group) Company	December 25, 2002	CSCL Vancouver/Hull No. 1493

Tofino Shipping Company Limited	China Shipping (Group) Company	December 25, 2002	CSCL Sydney/Hull No. 1494

Nootka Shipping Company Limited	China Shipping (Group) Company	January 27, 2003	CSCL New York/Hull No. 1498

Nanaimo Shipping Company Limited	China Shipping (Group) Company	January 27, 2003	CSCL Melbourne/Hull No. 1499

Burrard Shipping Company Limited	China Shipping (Group) Company	January 27, 2003	CSCL Brisbane/Hull No. 1500

Seaspan King Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	CP Kanha/Hull No. 1539

Seaspan Queen Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	CP Corbett/Hull No. 1540

Seaspan Knight Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	Containership Banyan/Hull No. 1541

Seaspan Bishop Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	Lykes Merchant/Hull No. 1542

Seaspan Castle Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	TMM Morelos/Hull No. 1543

Seaspan Pawn Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	Containership Margosa/Hull No. 1544

Seaspan Ace Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	Lykes Victor/Hull No. 1550

Seaspan Eagle Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	TMM Nuevo Leon/ Hull No. 1551

Seaspan Birdie Shipping Company Limited	Lykes Lines Limited LLC	August 12, 2003	Containership Cassia/Hull No. 1552

Hemlock Shipping Company Limited	China Shipping (Group) Company	April 10, 2004	CSCL Zeebrugge/Hull No. 1566

Spruce Shipping Company Limited	China Shipping (Group) Company	April 10, 2004	CSCL Long Beach/Hull No. 1568

Schedule 1.1A

EXISTING CREDIT FACILITIES

Existing Credit Facilities	Date of Existing Credit Facility Agreement	Amount of Existing Credit Facilities
CSCL Hamburg Shipping Company Limited, CSCL Chiwan Shipping Company Limited, CSCL Ningbo Shipping Company Limited, CSCL Dalian Shipping Company Limited and CSCL Felixstowe Shipping Company Limited as owners, Fortis Capital Corp. as arranger, facility agent and advisor, the lenders as defined in the credit facility agreement and Fortis Bank (Nederland) N.V. as swap agent	November 2, 2004	US$165,000,000

CSCL Hamburg Shipping Company Limited, CSCL Chiwan Shipping Company Limited, CSCL Ningbo Shipping Company Limited, CSCL Dalian Shipping Company Limited and CSCL Felixstowe Shipping Company Limited as owners, NIB Capital Bank N.V. and The Governor and Company of the Bank of Scotland as lenders and NIB Capital Bank N.V. as facility agent	November 2, 2004	US$25,000,000

Clorina Marine Company Limited and Elia Shipping Company Limited as owners, Credit Suisse and DVB Bank AG as joint arrangers, the lenders as defined in the credit facility agreement, DVB Bank AG as facility agent and DVB Bank AG as swap bank	November 8, 2004	US$130,000,000

Clorina Marine Company Limited and Elia Shipping Company Limited as owners, DVB Bank AG and The Governor and Company of the Bank of Scotland as lenders, DVB Bank AG as facility agent and HBOS Treasury Services PLC as swap bank	November 12, 2004	US$20,000,000

Vancouver Shipping Company Limited, Tofino Shipping Company Limited, Nootka Shipping Company Limited, Nanaimo Shipping Company Limited and Burrard Shipping Company Limited as owners, The Export-Import Bank of Korea and Fortis Capital Corp. as joint arrangers, The Export-Import Bank of Korea, Fortis Capital Corp. and NIB Capital Bank N.V. as original lenders, Fortis Capital Corp. as facility agent and advisor and Fortis Bank N.V./S.A., New York Branch as swap agent	November 15, 2004 (supplemental agreement relating to a facility agreement dated May 12, 2003)	US$172,600,000

Vancouver Shipping Company Limited, Tofino Shipping Company Limited, Nootka Shipping Company Limited, Nanaimo Shipping Company Limited and Burrard Shipping Company Limited as owners and Fortis Capital Corp. as lender and agent	November 18, 2004 (amending and restating the facility agreement dated May 12, 2003)	US$20,000,000

Hemlock Shipping Company Limited and Spruce Shipping Company Limited as owners, The Export-Import Bank of Korea and Fortis Capital Corp. as joint arrangers, the Lenders as defined in the credit facility agreement, Fortis Capital Corp. as facility agent and advisor and Fortis Bank N.V./S.A., New York Branch as swap agent	November 15, 2004	US$152,891,200

Seaspan King Shipping Company Limited, Seaspan Queen Shipping Company Limited, Seaspan Knight Shipping Company Limited, Seaspan Bishop Shipping Company Limited, Seaspan Castle Shipping Company Limited, Seaspan Pawn Shipping Company Limited, Seaspan Ace Shipping Company Limited, Seaspan Eagle Shipping Company Limited and Seaspan Birdie Shipping Company Limited as owners, The Export-Import Bank of Korea and Fortis Capital Corp. as joint arrangers, the Lenders as defined in the credit facility agreement, Fortis Capital Corp. as facility agent and Fortis (USA) Finance LLC as swap agent	November 10, 2003	US$327,600,000

Seaspan King Shipping Company Limited, Seaspan Queen Shipping Company Limited, Seaspan Knight Shipping Company Limited, Seaspan Bishop Shipping Company Limited, Seaspan Castle Shipping Company Limited, Seaspan Pawn Shipping Company Limited, Seaspan Ace Shipping Company Limited, Seaspan Eagle Shipping Company Limited and Seaspan Birdie Shipping Company Limited as owners, Maas Capital Investments B.V., BFC Assets, Inc. and NIB Capital Bank N.V. as lenders, Maas Capital Investments B.V. as facility agent and Fortis Bank (Nederland) N.V. as paying agent	December 31, 2003	US$36,000,000

Schedule 1.1B

SHIPBUILDING CONTRACTS

Vendor	Date of Contract	Vessel/Hull No.
CSCL Hamburg Shipping Company	March 2, 2000	CSCL Hamburg/Hull No. 1342
CSCL Chiwan Shipping Company Limited	March 2, 2000	CSCL Chiwan/Hull No. 1343
CSCL Ningbo Shipping Company Limited	March 2, 2000	CSCL Ningbo/Hull No. 1347
CSCL Dalian Shipping Company	March 2, 2000	CSCL Dalian/Hull No.1348
CSCL Felixstowe Shipping Company Limited	March 2, 2000	CSCL Felixstowe/Hull No. 1349
Clorina Marine Company Limited	December 25, 2002	CSCL Oceania/Hull No. 1491
Elia Shipping Company Limited	December 25, 2002	CSCL Africa/Hull No. 1492
Vancouver Shipping Company Limited	February 4, 2003	CSCL Vancouver/Hull No. 1493
Tofino Shipping Company Limited	February 4, 2003	CSCL Sydney/Hull No. 1494
Nootka Shipping Company Limited	February 4, 2003	CSCL New York/Hull No. 1498
Nanaimo Shipping Company Limited	February 4, 2003	CSCL Melbourne/Hull No. 1499
Burrard Shipping Company Limited	February 4, 2003	CSCL Brisbane/Hull No. 1500
Seaspan King Shipping Company Limited	July 30, 2003	CP Kanha /Hull No. 1539
Seaspan Queen Shipping Company Limited	July 30, 2003	CP Corbett/Hull No. 1540
Seaspan Knight Shipping Company Limited	July 30, 2003	Containership Banyan/Hull No. 1541
Seaspan Bishop Shipping Company Limited	July 30, 2003	Lykes Merchant/Hull No. 1542
Seaspan Castle Shipping Company Limited	July 30, 2003	TMM Morelos/Hull No. 1543
Seaspan Pawn Shipping Company Limited	July 30, 2003	Containership Margosa/Hull No. 1544
Seaspan Ace Shipping Company Limited	July 30, 2003	Lykes Victor/Hull No. 1550
Seaspan Eagle Shipping Company Limited	July 30, 2003	TMM Nuevo Leon/ Hull No. 1551
Seaspan Birdie Shipping Company Limited	July 30, 2003	Containership Cassia/Hull No. 1552
Hemlock Shipping Company Limited	April 10, 2004	CSCL Zeebrugge/Hull No. 1566
Spruce Shipping Company Limited	April 10, 2004	CSCL Long Beach/Hull No. 1568

Schedule 2.6

FORM OF VESSEL SALE AGREEMENT

Schedule 2.8

FORM OF ASSUMPTION AND ASSIGNMENT

Schedule 3.2

ALLOCATION OF INITIAL PURCHASE PRICE

Initial Vendor	Allocation of Initial Purchase Price
CSCL Hamburg Shipping Company Limited	8.75%
CSCL Chiwan Shipping Company Limited	8.75%
CSCL Ningbo Shipping Company Limited	9.64%
CSCL Dalian Shipping Company Limited	9.64%
CSCL Felixstowe Shipping Company Limited	9.64%
Clorina Marine Company Limited	14.91%
Elia Shipping Company Limited	14.91%
Vancouver Shipping Company Limited	7.92%
Tofino Shipping Company Limited	7.92%
Nootka Shipping Company Limited	7.92%

Total:	100.00%

Schedule 3.4

SUBSEQUENT PURCHASE PRICE

Subsequent Vendor	Subsequent Purchase Price (US Dollars)
Nanaimo Shipping Company Limited	52,671,339
Burrard Shipping Company Limited	52,671,339
Seaspan King Shipping Company Limited	56,893,397
Seaspan Queen Shipping Company Limited	56,893,397
Seaspan Knight Shipping Company Limited	56,893,397
Seaspan Bishop Shipping Company Limited	56,893,397
Seaspan Castle Shipping Company Limited	56,893,397
Seaspan Pawn Shipping Company Limited	56,893,397
Seaspan Ace Shipping Company Limited	56,893,397
Seaspan Eagle Shipping Company Limited	56,893,397
Seaspan Birdie Shipping Company Limited	56,893,397
Hemlock Shipping Company Limited	115,955,819
Spruce Shipping Company Limited	115,955,819

Total:	849,294,889

Schedule 4.1(d)

CONSENTS AND AUTHORIZATIONS

1.	Consent of the Builder to the assignment of all rights and benefits, to the extent assignable, under the Ship Building Contract set out in Schedule 1.1 B.

2.	Consents of the facilities agents or lenders required pursuant to the Existing Credit Facilities to permit the transactions contemplated by the Agreement, including in connection with the discharge of any of the Existing Credit Facilities Security.

3.	Filings and consents of the Cyprus Department of Merchant Shipping required in connection with discharge of any of the Existing Credit Facilities Security.[1]

4.	Consent of [ ] to the assignment of [certain Vessel Warranties], to the extent assignable.

[1]	These filings and consents will be obtained reasonably promptly following the relevant Time of Closing.

Schedule 4.1(m)

LEGAL PROCEEDINGS

Schedule 4.1(n)

LICENCES